Exhibit 4.1

NINTH SUPPLEMENTAL SUBORDINATED DEBT INDENTURE

BETWEEN

THE GOLDMAN SACHS GROUP, INC.

AND

THE BANK OF NEW YORK MELLON

(FORMERLY KNOWN AS THE BANK OF NEW YORK)

Trustee

Dated as of May 20, 2015

SUPPLEMENTAL TO SUBORDINATED DEBT INDENTURE

DATED FEBRUARY 20, 2004

THIS NINTH SUPPLEMENTAL SUBORDINATED DEBT INDENTURE (“Supplemental Indenture”) is dated as of May 20, 2015 between THE GOLDMAN SACHS GROUP, INC., a Delaware corporation, as the Company, and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York), as Trustee. All terms used in this Supplemental Indenture which are defined in the Subordinated Debt Indenture dated as of February 20, 2004 between said parties, as supplemented or amended prior to the date hereof (the “Original Indenture”), and are not otherwise defined in this Supplemental Indenture, shall have the meanings assigned to them in the Original Indenture.

W I T N E S S E T H :

WHEREAS, the Company and the Trustee are parties to the Original Indenture;

WHEREAS, Section 901(5) of the Original Indenture provides that, without the consent of the Holders of any Securities, the Company, when authorized by a Board Resolution, and the Trustee may enter into indentures supplemental to the Original Indenture to add to, change or eliminate any of the provisions of the Original Indenture in respect of one or more series of Securities, provided that any such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision;

WHEREAS, the Company wishes to amend the Original Indenture’s definition of the term “Senior Debt”, with the amendment applying only to Securities of series created after the time this Supplemental Indenture is executed and not applying to, or modifying the rights of Holders of, any other Securities;

WHEREAS, the entry into this Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Original Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE:

In consideration of the covenants and other provisions set forth in this Supplemental Indenture and the Original Indenture, the Company and the Trustee mutually covenant and agree with each other, and for the equal and proportionate benefit of the respective Holders of the applicable Securities from time to time, as follows:

ARTICLE 1

Amendment of Original Indenture

Section 1.01. Applicability. Section 1.02 of this Supplemental Indenture shall apply only to Securities of series created after the execution of this Supplemental Indenture and shall not apply to, or modify the rights of Holders of, any other Securities. Whether a series of Securities has been created after the execution of this Supplemental Indenture may be determined by reference to the time when such series is established pursuant to Section 301 of the Original Indenture.

Section 1.02. Senior Debt. The definition of “Senior Debt” contained in Section 101 of the Original Indenture is hereby amended to read in its entirety as follows, and references in the Indenture to “Senior Debt” shall mean Senior Debt as such term is so amended:

“Senior Debt” means (i) all indebtedness and obligations (other than the Securities) of, or guaranteed or assumed by, the Company that are for borrowed money or are evidenced by bonds, debentures, notes or other similar instruments, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed or guaranteed, (ii) obligations of the Company that are similar to those in clause (i) above and arise from off-balance sheet guarantees and direct credit substitutes, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed or guaranteed, and (iii) all obligations of the Company associated with derivative products such as interest rate and foreign exchange contracts, commodity contracts and similar arrangements, whether outstanding on the date of this Indenture or thereafter created, incurred, assumed or guaranteed, and, in the case of each of clauses (i), (ii) and (iii) above, all amendments, renewals, extensions, modifications and refundings of such indebtedness and obligations, unless in the case of any of clauses (i), (ii) and (iii) above, the instrument by which such indebtedness or obligations are created, incurred, assumed or guaranteed by the Company, or are evidenced, provides that they are subordinate, or are not superior, in right of payment to the Securities.

ARTICLE 2

Miscellaneous Provisions

Section 2.01. Other Terms of Indenture. Except insofar as otherwise expressly provided in this Supplemental Indenture, all provisions, terms and conditions of the Original Indenture are in all respects ratified and confirmed and shall remain in full force and effect. To the extent set forth in Section 1.01 above, this Supplemental Indenture shall be a part of the Indenture.

Section 2.02. Governing Law. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 2.03. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 2.04. The Trustee. The recitals contained herein shall be taken as the statements of the Company and the Trustee does not assume any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Subordinated Debt Indenture to be duly executed, as of the day and year first above written.

THE GOLDMAN SACHS GROUP, INC.

By:	/s/ James J. White, Jr.
Name: James J. White, Jr.
Title: Attorney in Fact

THE BANK OF NEW YORK MELLON, AS TRUSTEE,

By:	/s/ Stacey B. Poindexter
Name: Stacey B. Poindexter
Title: Vice President